EXHIBIT 99.1

FOR IMMEDIATE RELEASE
MONDAY, APRIL 28, 2008

FOR FURTHER INFORMATION:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN ANNOUNCES RECEIPT OF $20 MILLION IN MILESTONE PAYMENTS FROM GLAXOSMITHKLINE

Chapel Hill, N.C., April 28, 2008 — POZEN Inc. (NASDAQ: POZN), today announced the receipt of a total of $20 million in milestone payments from GlaxoSmithKline (GSK) for the U.S. Food and Drug Administration approval of, and GSK’s intent to commercialize, Treximet™ (sumatriptan and naproxen sodium) for the acute treatment of migraine in adults, the first and only migraine product designed to target multiple mechanisms of migraine by combining a triptan, and an anti-inflammatory pain reliever in a single tablet.

Dr. John R. Plachetka, chairman, president and chief executive officer said, “We are extremely pleased that the FDA has approved Treximet and are very excited that GSK has already begun the process to commercialize the drug with expected availability in pharmacies by mid-May.”

Treximet contains 85 mg sumatriptan, formulated with RT Technology™, and 500 mg naproxen sodium.  In clinical trials, Treximet provided a significantly greater percentage of patients migraine pain relief at two hours compared to sumatriptan 85 mg or naproxen sodium 500 mg alone.  In addition, Treximet provided more patients sustained migraine pain relief from two to 24 hours compared to the individual components.

Important Safety Information

Prescription Treximet is indicated for the acute treatment of migraine attacks, with or without aura, in adults. Treximet should only be used where a clear diagnosis of migraine headache has been established.

Treximet may cause an increased risk of serious cardiovascular thrombotic events, myocardial infarction, and stroke, which can be fatal.  This risk may increase with duration of use. Patients with cardiovascular disease or risk factors for cardiovascular disease may be at greater risk.

Treximet contains a non-steroidal anti-inflammatory drug (NSAID). NSAID-containing products cause an increased risk of serious gastrointestinal adverse events including bleeding, ulceration, and perforation of the stomach or intestines, which can be fatal. These events can occur at any time during use and without warning symptoms. Elderly patients are at greater risk for serious gastrointestinal events.

Please consult complete Prescribing Information available at www.Treximet.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions.  POZEN has development and commercialization alliances with GlaxoSmithKline for Treximet™, which was recently approved by the United States Food and Drug Administration for the acute treatment of migraine attacks with or without aura in adults, and with AstraZeneca for proprietary fixed dose combinations of naproxen with the proton pump inhibitor esomeprazole magnesium in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers.  The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2007.  We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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